Exhibit 99.1

FOR IMMEDIATE RELEASE

Tandem Diabetes Care Reports Fourth Quarter and Full Year 2015 Financial Results

San Diego, February 24, 2016 – Tandem Diabetes Care®, Inc. (NASDAQ: TNDM), a medical device company and manufacturer of the t:slim®, t:flex®  and t:slim G4™ Insulin Pumps, today reported its financial results for the quarter and year ended December 31, 2015.

In comparing the fourth quarter of 2015 to the same period of 2014:

•	Sales grew 63 percent to $29.1 million from $17.9 million
•	Pump shipments grew 59 percent to 6,234 pumps from 3,929 pumps
•	Operating margin improved to negative 39 percent from negative 98 percent

In comparing the year ended December 31, 2015 to the same period of 2014:

•	Sales grew 47 percent to $72.9 million from $49.7 million
•	Pump shipments grew 43 percent to 15,483 pumps from 10,822 pumps
•	Operating margin improved to negative 95 percent from negative 152 percent

“2015 was a year of tremendous accomplishments.  We successfully launched two new products, delivered our third consecutive year of greater than 40 percent sales growth, and made meaningful gross and operating margin improvement,” said Kim Blickenstaff, President and Chief Executive Officer of Tandem Diabetes Care. “We look to continue this momentum in 2016 with our family of insulin pump products by offering superior customer service and continued product enhancements to support people with diabetes.”

Gross margin improved to 46 percent for the quarter ended December 31, 2015 compared to 37 percent for the same period of 2014. For the year ended December 31, 2015, gross margin was 36 percent compared to a gross margin of 31 percent for the same period of 2014.

For the fourth quarter of 2015, operating expenses totaled $24.7 million compared to $24.0 million for the same period of 2014. For the year ended December 31, 2015, operating expenses totaled $95.6 million compared to $90.9 million for the same period of 2014.

Operating loss for the fourth quarter of 2015 was $11.2 million, compared to $17.5 million for the same period of 2014.  This included non-cash, stock-based compensation of $3.1 million for the quarter ended December 31, 2015 compared to $3.9 million for the comparable period of 2014. For the year ended December 31, 2015, operating loss was $69.0 million compared to $75.7 million for the same period of 2014. This included non-cash, stock-based compensation of $13.1 million for the year ended December 31, 2015 compared to $15.0 million for the comparable period of 2014.

As of December 31, 2015, the Company had $73.1 million in cash, cash equivalents and short-term investments.

For the year ending December 31, 2016, the Company is providing its guidance as follows:

•	Sales are estimated to be in the range of $105 million to $112 million, which represents annual sales growth of 44% to 54% compared to 2015.
•	Operating margin is estimated to be in the range of negative 55 percent to negative 65 percent, which includes:
o	Approximately $13.0 million to $14.0 million in non-cash, stock-based compensation expense; and
o	Approximately $5.0 million to $6.0 million of depreciation and amortization.

Conference Call

The Company will hold a conference call and simultaneous webcast today at 4:30pm Eastern Time (1:30pm Pacific Time).  The link to the webcast will be available by accessing the Investor Center of the Tandem Diabetes Care website at http://investor.tandemdiabetes.com, and will be archived for 30 days.  To listen to the conference call via phone, please dial 855-427-4396 (U.S./Canada) or 484-756-4261 (International) and use the participant code "41497472".

Insulin Pump Use and Diabetes

Diabetes is a chronic, life-threatening disease that affects more than 29 million people in the United States, or nearly 1 in 10 Americans.  Tandem estimates that more than 3 million people in the United States require daily administration of insulin and are candidates for pump therapy. More than 425,000 Americans with type 1 diabetes use an insulin pump, or approximately 27% of the type 1 diabetes population. In addition, approximately 125,000 Americans with type 2 diabetes use an insulin pump, a small fraction of the type 2 diabetes population.

About Tandem Diabetes Care, Inc.
Tandem Diabetes Care, Inc. (www.tandemdiabetes.com) is a medical device company with an innovative, user-centric and integrated approach to the design, development and commercialization of products for people with diabetes who use insulin. The Company manufactures and sells a family of insulin pump products, which includes the t:slim® Insulin Pump, the slimmest and smallest durable insulin pump currently on the market, the t:flex® Insulin Pump, the first pump designed for people with greater insulin requirements, and the t:slim G4™ Insulin Pump, the first CGM-enabled pump with touch-screen simplicity. Tandem is based in San Diego, California.

t:slim, t:flex and Tandem Diabetes Care are registered trademarks, and t:slim G4 is a trademark of Tandem Diabetes Care, Inc.

Follow Tandem Diabetes Care:

Twitter @tandemdiabetes, use #tslim, #tflex, #tslimG4, #tconnect and $TNDM.

Facebook at www.facebook.com/TandemDiabetes

LinkedIn at https://www.linkedin.com/company/tandemdiabetes

Forward Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those anticipated or projected in the forward-looking statements. These forward-looking statements relate to the Company’s projected financial results, including the Company’s ability to make additional gross margin and operating margin improvement and sustain sales momentum for 2016, and the Company’s ability to offer superior customer service and future product enhancements. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to numerous risks and uncertainties. For instance, successful commercialization of the Company’s products may be negatively impacted by lack of market acceptance by physicians and people with diabetes; the potential that newer products that compete with the Company’s products, or other technological breakthroughs for the monitoring, treatment or prevention of diabetes, including new products offered by Dexcom, may render the Company’s products obsolete or less desirable; and the potential that the pump purchasing process, including insurance verification approval for individual customers may take longer than it has historically.  Other risks and uncertainties include the Company’s inability to manufacture products in commercial quantities at an acceptable cost and in accordance with quality requirements; the Company’s inability to contract with additional third-party payors for reimbursement of the Company’s products; possible future actions of the U.S. Food and Drug Administration or any other regulatory body or governmental authority; and other risks identified in the Company’s most recent Annual Report on Form 10-K, as well as other documents that the Company files with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Tandem undertakes no obligation to update or review any forward-looking statement in this press release because of new information, future events or other factors.

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TANDEM DIABETES CARE, INC.
CONDENSED BALANCE SHEETS
(in thousands)

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents and short-term investments	$71,106	$67,282
Restricted cash	2,000	2,000
Accounts receivable, net	14,055	7,652
Inventory	17,543	11,913
Other current assets	2,280	1,904
Total current assets	106,984	90,751
Property and equipment, net	15,526	12,581
Other long term assets	2,609	3,132
Total assets	$125,119	$106,464
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable, accrued expense, and employee-related liabilities	$19,116	$14,591
Deferred revenue	1,822	840
Other current liabilities	5,582	2,663
Total current liabilities	26,520	18,094

Notes payable—long-term	29,669	29,440
Other long-term liabilities	5,462	4,358
Total liabilities	61,651	51,892

Total stockholders’ equity	63,468	54,572
Total liabilities and stockholders’ equity	$125,119	$106,464

TANDEM DIABETES CARE, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Sales	$29,120	$17,889	$72,850	$49,722
Cost of sales	15,662	11,352	46,270	34,474
Gross profit	13,458	6,537	26,580	15,248
Operating expenses:
Selling, general and administrative	20,557	20,117	78,621	75,121
Research and development	4,121	3,922	16,963	15,791
Total operating expenses	24,678	24,039	95,584	90,912
Operating loss	(11,220)	(17,502)	(69,004)	(75,664)
Total other expense, net	(862)	(892)	(3,404)	(3,789)
Loss before taxes	(12,082)	(18,394)	(72,408)	(79,453)
Provision for income tax expense	10	71	10	71
Net loss	$(12,092)	$(18,465)	$(72,418)	$(79,524)

Net loss per share, basic and diluted	$(0.40)	$(0.78)	$(2.50)	$(3.42)

Weighted average shares used to compute basic and diluted net loss per share	30,168	23,571	28,923	23,272

Media Contact:

Steve Sabicer

714-907-6264

ssabicer@thesabicergroup.com

Investor Contact:

Susan Morrison

858-366-6900 x7005

smorrison@tandemdiabetes.com